                                                                       Exhibit 5


                       [LETTERHEAD OF HUNTON & WILLIAMS]



                                January 28, 1997



Virginia Electric and Power Company
One James River Plaza
Richmond, Virginia  23219

                      Virginia Electric and Power Company
                    Shelf-Registration Statement on Form S-3
                    ----------------------------------------

Ladies and Gentlemen:


       We have acted as counsel to Virginia Electric and Power Company (the "Company") in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement"), which has been filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), for the registration under the Act of up to $400 million aggregate principal amount of Junior Subordinated Debentures (the "Junior Subordinated Debentures"), issuable by the Company from time to time in one or more series. The Junior Subordinated Debentures will be issued pursuant to an indenture between the Company and the trustee named therein.

       We are of the opinion that the Company is a corporation duly organized and existing under the laws of Virginia, is duly qualified as a foreign corporation in West Virginia and North Carolina, and has the corporate power to conduct its business and to issue the Junior Subordinated Debentures.

Virginia Electric and Power Company
January 28, 1997
Page 2


       We are further of the opinion that when the steps mentioned in the next paragraph below shall have been taken, (a) all requisite corporate and governmental authorizations will have been given for the issuance and sale of the Junior Subordinated Debentures (except such governmental authorization as may be necessary under the Blue Sky Laws of the several States), and (b) the Junior Subordinated Debentures will be valid, legal and binding obligations of the Company (subject to applicable bankruptcy, moratorium and similar laws from time to time in force and to general principles of equity, whether considered in a proceeding at law or in equity).

       The steps to be taken as indicated in the preceding paragraph are:

       (1) Authorization by the Board of Directors and Executive Committee of the Company and by the State Corporation Commission of Virginia for the Company to issue and sell the Junior Subordinated Debentures;

       (2)   Compliance with the Act; and

       (3)   Issuance and sale of the Junior Subordinated Debentures.

       We hereby consent to the statements made in regard to our firm under the caption VALIDITY OF SECURITIES in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Act, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

       The opinions expressed in this letter are solely for your information and use, and no other person may rely upon or otherwise use the opinions for any purpose without our express written consent.

                                     Very truly yours,



                                     HUNTON & WILLIAMS